Exhibit 99.1
CONNETICS NAMES SRABASTI MUKHERJEE
ASSOCIATE DIRECTOR, BUSINESS APPLICATIONS
Reports New Option Grant under NASDAQ Marketplace Rule 4350
PALO ALTO, Calif. (November 9, 2005) — Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced today that it has named Srabasti Mukherjee to the position of Associate Director, Business Applications. Ms. Mukherjee will be primarily responsible for leading Connetics’ business applications development activities.
Ms. Mukherjee joins Connetics from TATA Consultancy Services where she managed application development projects for clients in healthcare, manufacturing, financial and high-tech industries. Prior to joining TATA Consultancy Services, Ms. Mukherjee also worked as Lead Development Associate for PRADAN (NGO for Rural Development), a non-government, non-profit organization providing grass-roots level development for rural areas in India.
Additionally, the Compensation Committee of the Company’s Board of Directors approved an inducement grant to Ms. Mukherjee of a non-qualified stock option to purchase 10,000 shares of Connetics’ common stock. This option award was granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) and with the following material terms: (a) an exercise price of $12.01 which is equal to the fair market value of Connetics’ common stock on the grant date (November 7, 2005), (b) a term of 10 years, and (c) a vesting schedule providing that the option is exercisable as to 1/8th of the total grant on the six-month anniversary of Ms. Mukherjee’s hire, and 1/48th of the total grant each month thereafter until the grant is fully vested.
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis, Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis and Extina®, a foam formulation of the antifungal drug ketoconazole. Connetics’ product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Company Contact:
Patrick O’Brien	Bruce Voss or Zachary Bryant
Senior Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	imcguinness@lhai.com
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